EXHIBIT 99.1

NewMarket Corporation Reports First Quarter 2022 Results
•Net Income of $59.3 Million and Earnings Per Share of $5.75
•Petroleum Additives Operating Profit of $86.9 Million
•Focus Remains on Margin Recovery and Cost Control
Richmond, VA, April 27, 2022 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the first quarter of 2022.
Net income for the first quarter of 2022 was $59.3 million, or $5.75 per share, compared to net income of $69.7 million, or $6.38 per share, for the first quarter of 2021.
Sales for the petroleum additives segment for the first quarter of 2022 were $660.3 million, up from $564.9 million in the first quarter of 2021. The increase was due mainly to higher selling prices and shipments, partially offset by changes in foreign currency rates. Petroleum additives operating profit for the first quarter of 2022 was $86.9 million, compared to $94.1 million for the same period last year. The decrease was mainly due to higher raw material and operating costs, partially offset by increased selling prices and shipments. Shipments increased 2.3% between periods, with increases in both lubricant additives and fuel additives shipments across all regions except Asia Pacific, which reported decreases in both lubricant additives and fuel additives shipments.
While our first quarter operating margin was 13.2%, we are still being challenged by increasing raw material and operating costs. In addition, worldwide supply chain disruptions continue to negatively impact our business. Margin recovery and cost control will continue to be priorities throughout 2022 so that we will return to our historical profit margin range. We will also be working hard to resolve continuing supply chain issues to meet our customers’ growing needs, and we expect to see improvement in the supply chain and in our performance as the year unfolds.
During the quarter, we paid dividends of $21.6 million, repurchased 115,796 shares of our common stock for a total of $37.3 million, and funded capital expenditures of $12.6 million. We also received $372.8 million in proceeds from the sale of our marketable securities and repaid our $350 million 4.10% senior notes that were due in December 2022.
We expect continued strength in our petroleum additives sales and shipments. Our views toward the fundamentals of our industry remain unchanged with the petroleum additives market growing at 1% to 2% for the foreseeable future, and we expect to exceed that growth rate.
We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. This is evidenced by our ongoing investments in supply capability and our technology- driven initiatives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, April 28, 2022 to review first quarter 2022 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until May 5, 2022 at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 45178. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/45178. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden, sharp or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters; terrorist attacks, wars and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from future acquisitions, or our inability to successfully integrate future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our 2021 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.
FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
Petroleum additives	$660,304	$564,898
All other	2,248	1,717
Total	$662,552	$566,615
Segment operating profit:
Petroleum additives	$86,922	$94,071
All other	98	(664)
Segment operating profit	87,020	93,407
Corporate unallocated expense	(3,890)	(4,312)
Interest and financing expenses	(9,406)	(6,343)
Loss on early extinguishment of debt	(7,545)	0
Other income (expense), net	7,328	6,618
Income before income tax expense	$73,507	$89,370
Net income	$59,318	$69,712
Earnings per share - basic and diluted	$5.75	$6.38

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Three Months Ended March 31,
	2022	2021
Net sales	$662,552	$566,615
Cost of goods sold	507,389	404,862
Gross profit	155,163	161,753
Selling, general, and administrative expenses	35,622	36,915
Research, development, and testing expenses	36,251	36,337
Operating profit	83,290	88,501
Interest and financing expenses, net	9,406	6,343
Loss on early extinguishment of debt	7,545	0
Other income (expense), net	7,168	7,212
Income before income tax expense	73,507	89,370
Income tax expense	14,189	19,658
Net income	$59,318	$69,712
Earnings per share - basic and diluted	$5.75	$6.38
Cash dividends declared per share	$2.10	$1.90

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$84,550	$83,304
Marketable securities	0	375,918
Trade and other accounts receivable, less allowance for credit losses	464,510	391,779
Inventories	524,091	498,539
Prepaid expenses and other current assets	41,183	38,633
Total current assets	1,114,334	1,388,173
Property, plant, and equipment, net	671,327	676,770
Intangibles (net of amortization) and goodwill	127,356	127,752
Prepaid pension cost	245,751	242,604
Operating lease right-of-use assets	69,294	68,402
Deferred charges and other assets	53,491	54,735
Total assets	$2,281,553	$2,558,436
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$290,846	$246,097
Accrued expenses	73,401	85,103
Dividends payable	16,418	16,648
Income taxes payable	7,781	4,442
Operating lease liabilities	16,174	15,709
Current portion of long-term debt	0	349,434
Other current liabilities	7,079	7,654
Total current liabilities	411,699	725,087
Long-term debt	841,074	789,853
Operating lease liabilities - noncurrent	53,096	52,591
Other noncurrent liabilities	215,594	228,776
Total liabilities	1,521,463	1,796,307
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 10,254,703 at March 31, 2022 and 10,362,722 at December 31, 2021)	0	0
Accumulated other comprehensive loss	(85,270)	(82,227)
Retained earnings	845,360	844,356
Total shareholders' equity	760,090	762,129
Total liabilities and shareholders' equity	$2,281,553	$2,558,436

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Three Months Ended March 31,
	2022	2021
Net income	$59,318	$69,712
Depreciation and amortization	21,072	20,631
Loss on early extinguishment of debt	7,545	0
Loss on marketable securities	2,977	0
Cash pension and postretirement contributions	(2,099)	(2,577)
Working capital changes	(66,987)	(41,421)
Deferred income tax (benefit) expense	(12,135)	2,455
Purchases of marketable securities	(787)	0
Proceeds from sales and maturities of marketable securities	372,846	0
Capital expenditures	(12,612)	(20,524)
Redemption of 4.10% senior notes	(350,000)	0
Issuance of 2.70% senior notes	0	395,052
Cash costs of 4.10% senior notes redemption	(7,099)	0
Debt issuance costs	0	(2,932)
Net borrowings under revolving credit facility	51,000	0
Repurchases of common stock	(37,347)	0
Dividends paid	(21,570)	(20,763)
All other	(2,876)	(2,400)
Increase in cash and cash equivalents	$1,246	$397,233

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Three Months Ended March 31,
	2022	2021
Net Income	$59,318	$69,712
Add:
Interest and financing expenses, net	9,406	6,343
Income tax expense	14,189	19,658
Depreciation and amortization	20,604	20,324
EBITDA	$103,517	$116,037